Exhibit 99.1
Reynolds Consumer Products Reports Fourth Quarter and Full Year 2025 Financial Results; Provides 2026 Outlook

Realizing Benefits from Strategic Initiatives & Continued Investment
Q4 Earnings Growth Despite Commodity Headwinds
Strong Branded Share Gains

LAKE FOREST, IL, February 4, 2026 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (the “Company”) (Nasdaq: REYN) today reported financial results for the fourth quarter and fiscal year ended December 31, 2025.

“I’m proud of the results our team delivered in a challenging macro environment,” said Scott Huckins, President and Chief Executive Officer. “We gained share, delivered excellent service levels, and reinforced the fundamentals of our U.S.-centric business by executing with discipline, innovating to meet evolving consumer needs, and investing in growth and productivity. Our fourth‑quarter and full‑year results demonstrate the resilience of our business and early results from executing against our priorities.”

Huckins continued, “We enter 2026 well‑positioned, with the team, resources, operating agility, innovation pipeline, and category leadership to navigate dynamic operating conditions.”

Fourth Quarter 2025 Highlights
•Net Revenues of $1,034 million compared to $1,021 million in Q4 2024
◦Retail Net Revenues of $964 million compared to $975 million in Q4 2024
◦Retail volumes decreased 2%, exceeding category performance by 2-points, and flat excluding foam
◦Non-Retail Net Revenues1 of $70 million compared to $46 million in Q4 2024
•Net Income of $118 million compared to $121 million in Q4 2024, and Adjusted Net Income of $125 million compared to $121 million in Q4 2024
•Adjusted EBITDA of $220 million vs $213 million in Q4 2024
•Earnings Per Share of $0.56 compared to $0.58 in Q4 2024, and Adjusted Earnings Per Share of $0.59 compared to $0.58 in Q4 2024

Net Income decreased to $118 million from $121 million in Q4 2024, driven primarily by $7 million of after-tax CEO transition costs and strategic investments in cost savings and revenue growth initiatives. Adjusted Net Income increased $4 million to $125 million over the year ago quarter. Adjusted EBITDA increased $7 million to $220 million over the year ago period, reflecting pricing actions to recover increased input costs, productivity improvements, and reductions in selling, general and administrative (SG&A) expenses.

__________________________________________________
1Non-Retail Revenues consist of aluminum sales made to food service and industrial customers.

Fourth Quarter Key Business Segment Results

The following is a summary of key fourth quarter results by reportable business unit. All comparisons are with the fourth quarter of 2024.

Reynolds Cooking & Baking
•Net Revenues increased $34 million to $398 million, driven by higher non-retail revenues and pricing to recover input cost increases.
•Retail volume decreased 3%, though sequentially flat, while Reynolds Wrap®, bakeware and parchment drove share gains.
•Adjusted EBITDA was flat at $80 million on better alignment of pricing and input costs, as well as lower operating costs.

Hefty Waste & Storage
•Net Revenues were flat at $250 million, reflecting stronger volumes offset by changes in year-over-year promotional timing and business mix.
•Retail volume increased 3%, driven by strong performance and share gains in both Hefty® waste bags and Hefty® Press to Close food bags.
•Adjusted EBITDA increased $7 million to $76 million, primarily driven by productivity improvements.

Hefty Tableware
•Net Revenues decreased $26 million to $229 million and retail volume decreased 12%, driven primarily by double-digit declines in the foam category.
•Adjusted EBITDA was flat at $52 million due to lower operational costs offset by the impact of lower foam sales.
Presto Products
•Net Revenues increased $14 million to a record $168 million.
•Retail volume increased 10% due to strong share gains in store brand food bags.
•Adjusted EBITDA increased $5 million to a record $36 million, driven by retail volume growth.

Fiscal Year 2025 Highlights
•Net Revenues of $3,721 million compared to $3,695 million in 2024
◦Retail Net Revenues of $3,481 million compared to $3,518 million in 2024
◦Retail volume decreased 2% in total, exceeding category performance by 1-point, and flat excluding foam
◦Non-Retail Revenues1 of $240 million compared to $177 million in 2024
•Net Income of $301 million compared to $352 million in 2024, and Adjusted Net Income of $345 million compared to $352 million in 2024
•Adjusted EBITDA of $667 million compared to $678 million in 2024
•Earnings Per Share of $1.43 compared to $1.67 in 2024, and Adjusted Earnings Per Share of $1.64 compared to $1.67 in 2024

Net Income was $301 million, including $10 million of after-tax debt refinancing costs in the first quarter and $34 million of after-tax CEO transition costs and strategic investments in cost savings and revenue growth initiatives. Adjusted Net Income was $345 million compared to Adjusted Net Income of $352 million in the comparable prior year period, which included a discrete tax benefit of $10 million in the second quarter of 2024. Adjusted EBITDA was $667 million, compared to $678 million in the comparable prior year period. The decline was driven by lower retail sales volumes, including retailer inventory destocking and foam category declines, as well as higher operational costs, partially offset by pricing actions to fully recover higher input costs and lower selling general and administrative costs, which included the benefit of cost reduction initiatives.

The Company reduced Net Debt Leverage2 from 2.3x on December 31, 2024 to 2.1x on December 31, 2025, at the low-end of our stated target leverage range of 2.0 to 2.5x.

__________________________________________________

2Net Debt is defined as current portion of long-term debt plus long-term debt less cash and cash equivalents. Net Debt Leverage is defined as Net Debt divided by Trailing Twelve Months Adjusted EBITDA. See “Use of Non-GAAP Financial Measures” for additional information.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $147 million at December 31, 2025, and debt was $1,580 million, resulting in net debt of $1,433 million. Net Debt Leverage was 2.1x on December 31, 2025.

Operating cash flow was $477 million for the year ended December 31, 2025, compared to $489 million for the year ended December 31, 2024, reflecting working capital improvements to offset the impact of commodities and tariffs, and fund investments in strategic initiatives.

Capital expenditures were $161 million for the year ended December 31, 2025 compared to $120 million in the prior year, reflecting increased investments in automation and productivity to expand margins and support additional growth.

“Over the course of 2025, we drove cost reduction and productivity initiatives across all parts of our business in a dynamic environment, including pricing, operational improvements, and targeted SG&A reductions,” said Nathan Lowe, Chief Financial Officer. “As we look ahead, our priority is to further realize the benefits of the numerous initiatives we launched in 2025 and continue to invest in the business to deliver sustainable earnings growth that drives long-term shareholder value.”

Fiscal Year 2026 and First Quarter 2026 Outlook
Beginning in Q1 2026, we will realign category organization across the Hefty Waste & Storage and Presto segments, consolidating waste bags in one business and food bags and storage in another to increase efficiencies, sharpen the focus on innovation, and establish a structure to better unlock growth opportunities.

Full-year 2026 Net Revenues are expected to be -3% to +1% compared to 2025 Net Revenues of $3,721 million. The Company expects Net Income and Adjusted Net Income to be in the range of $331 million to $343 million. Full-year EPS and Adjusted EPS are expected to be between $1.57 to $1.63, and full-year Adjusted EBITDA is expected to be in the range of $660 million and $675 million.
First quarter 2026 Net Revenues are expected to be -3% to +1% compared to first quarter 2025 Net Revenues of $818 million. Net Income and Adjusted Net Income are expected to be between $49 million and $53 million in the first quarter, with EPS and Adjusted EPS expected to be $0.23 to $0.25. The Company expects first quarter Adjusted EBITDA to be $120 million to $125 million.

Quarterly Dividend
The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on February 27, 2026, to shareholders of record as of February 13, 2026.

Earnings Webcast

The Company will host a live webcast this morning at 7:00 a.m. CT (8:00 a.m. ET). A link to the webcast and all related earnings materials will be available on the Company’s Investor Relations website at https://investors.reynoldsconsumerproducts.com.

About Reynolds Consumer Products Inc.
Reynolds Consumer Products is a leading provider of household products that simplify daily life, so consumers can enjoy what matters most. Found in 95% of U.S. homes, the Company offers trusted solutions for cooking, cleanup, food storage and more. Its portfolio features iconic brands like Reynolds Wrap® aluminum foil and Hefty® trash bags and disposable tableware, along with store brand products tailored to retail partners. Reynolds holds the No. 1 or No. 2 U.S. market share in most of the categories it serves. Learn more at: https://investors.reynoldsconsumerproducts.com.

Forward Looking Statements
This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our positioning as we enter 2026, our priorities to realize benefits from past initiatives and invest in future growth, and our expectations for sustainable earnings growth and long-term shareholder value, and our anticipated Net Revenue, Net Income, Adjusted Net Income, EPS, Adjusted EPS and Adjusted EBITDA for first quarter and fiscal year 2026 guidance. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “estimate,” “expect,” “will,” “should,” “may,” “might,” “intends,” “outlook,” “forecast”, “position,” “committed,” “plans,” “predicts,” “model,” “assumes,” “confident,” “look forward,” “potential,” “on track,” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and recovery of profitability, management of costs and other disruptions and other strategies, the impact of the imposition of tariffs, and anticipated trends in our business, including expected levels of commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.
For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Investor Contact
Jill Koval
Jill.Koval@reynoldsbrands.com
(203) 832-4449

Reynolds Consumer Products Inc.
Consolidated Statements of Income
(amounts in millions, except for per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net revenues	$1,034	$1,000	$3,704	$3,618
Related party net revenues	—	21	17	77
Total net revenues	1,034	1,021	3,721	3,695
Cost of sales	(768)	(741)	(2,807)	(2,717)
Gross profit	266	280	914	978
Selling, general and administrative expenses	(81)	(100)	(382)	(429)
Other expense, net	(9)	—	(40)	—
Income from operations	176	180	492	549
Interest expense, net	(23)	(22)	(86)	(98)
Debt refinancing expense	—	—	(13)	—
Income before income taxes	153	158	393	451
Income tax expense	(35)	(37)	(92)	(99)
Net income	$118	$121	$301	$352

Earnings per share
Basic	$0.56	$0.58	$1.43	$1.68
Diluted	$0.56	$0.58	$1.43	$1.67

Weighted average shares outstanding:
Basic	210.3	210.2	210.3	210.1
Diluted	210.6	210.9	210.4	210.4

Reynolds Consumer Products Inc.
Consolidated Balance Sheets
As of December 31
(amounts in millions, except for per share data)

	2025	2024
Assets
Cash and cash equivalents	$147	$137
Accounts receivable, net	355	337
Other receivables	10	7
Related party receivables	—	6
Inventories	584	567
Other current assets	20	47
Total current assets	1,116	1,101
Property, plant and equipment, net	823	758
Operating lease right-of-use assets, net	98	90
Goodwill	1,895	1,895
Intangible assets, net	943	972
Other assets	61	57
Total assets	$4,936	$4,873
Liabilities
Accounts payable	$387	$319
Related party payables	—	34
Current operating lease liabilities	23	20
Income taxes payable	14	5
Accrued and other current liabilities	153	161
Total current liabilities	577	539
Long-term debt	1,580	1,686
Long-term operating lease liabilities	81	73
Deferred income taxes	350	342
Long-term postretirement benefit obligation	13	14
Other liabilities	82	77
Total liabilities	$2,683	$2,731
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210.3 shares issued and outstanding	—	—
Additional paid-in capital	1,431	1,413
Accumulated other comprehensive income	20	35
Retained earnings	802	694
Total stockholders’ equity	2,253	2,142
Total liabilities and stockholders’ equity	$4,936	$4,873

Reynolds Consumer Products Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31
(amounts in millions)

	2025	2024
Cash provided by operating activities
Net income	$301	$352
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	135	129
Deferred income taxes	13	(11)
Stock compensation expense	21	19
Change in assets and liabilities:
Accounts receivable, net	(11)	11
Other receivables	(4)	1
Related party receivables	(1)	1
Inventories	(18)	(42)
Accounts payable	40	95
Related party payables	(9)	—
Income taxes payable / receivable	9	(17)
Accrued and other current liabilities	(6)	(26)
Other assets and liabilities	7	(23)
Net cash provided by operating activities	477	489
Cash used in investing activities
Acquisition of property, plant and equipment	(161)	(120)
Net cash used in investing activities	(161)	(120)
Cash used in financing activities
Repayment of long-term debt	(108)	(150)
Dividends paid	(192)	(192)
Proceeds from term loan refinancing(1)	743	—
Repayments of existing term loan(1)	(743)	—
Other financing activities	(6)	(4)
Net cash used in financing activities	(306)	(346)
Effect of exchange rate changes on cash and cash equivalents	—	(1)
Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	10	22
Balance as of beginning of the year	137	115
Balance as of end of the year	$147	$137

Cash paid:
Interest – long-term debt, net of interest rate swaps	82	98
Income taxes	67	125
(1)    Represents cash inflows and outflows due to changes in term loan lender composition.

Reynolds Consumer Products Inc.
Segment Results
(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total
Revenues
Three Months Ended December 31, 2025	$398	$250	$229	$168	$(11)	$1,034
Three Months Ended December 31, 2024	364	250	255	154	(2)	1,021
Year Ended December 31, 2025	1,259	1,011	850	628	(27)	3,721
Year Ended December 31, 2024	1,206	981	936	597	(25)	3,695
Adjusted EBITDA
Three Months Ended December 31, 2025	$80	$76	$52	$36	$(24)	$220
Three Months Ended December 31, 2024	80	69	52	31	(19)	213
Year Ended December 31, 2025	219	279	133	130	(94)	667
Year Ended December 31, 2024	216	277	148	130	(93)	678
(1)The unallocated net revenues include elimination of inter-segment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.
(2)During the three and twelve months ended December 31, 2025, we reassigned certain product lines supporting international distribution across our segments to better align with our strategic objectives. All prior period segment disclosures have been recast to reflect this reassignment. Our composition of operating segments and reportable segments did not change, and this reassignment had no effect on our previously reported consolidated results of operations.

Components of Change in Net Revenues for the Three Months Ended December 31, 2025 vs. the Three Months Ended December 31, 2024

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Baking	10%	(3)%	2%	9%
Hefty Waste & Storage	(3)%	3%	—%	—%
Hefty Tableware	2%	(12)%	—%	(10)%
Presto Products	(1)%	10%	—%	9%
Total RCP	3%	(2)%	—%	1%

Components of Change in Net Revenues for the Twelve Months Ended December 31, 2025 vs. the Twelve Months Ended December 31, 2024

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Baking	6%	(4)%	2%	4%
Hefty Waste & Storage	(1)%	4%	—%	3%
Hefty Tableware	2%	(11)%	—%	(9)%
Presto Products	—%	5%	—%	5%
Total RCP	3%	(2)%	—%	1%

Use of Non-GAAP Financial Measures
We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” “Net Debt,” “Net Debt to Trailing Twelve Months Adjusted EBITDA,” and “Free Cash Flow” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, debt refinancing expense, depreciation and amortization, costs to execute strategic initiatives, CEO transition costs, as well as other non-recurring costs. We define Adjusted Net Income and Adjusted Earnings Per Share (“Adjusted EPS”) as Net Income and Earnings Per Share (“EPS”) calculated in accordance with GAAP, plus debt refinancing costs, costs to execute strategic initiatives, CEO transition costs, as well as other non-recurring costs. We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents. We define Net Debt to Trailing Twelve Months Adjusted EBITDA as Net Debt (as defined above) as of the end of the period to Adjusted EBITDA (as defined above) for the period. We define Free Cash Flow as net cash provided by operating activities in the period minus the acquisition of property, plant and equipment in the period.
We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental measures to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. We use Net Debt to Trailing Twelve Months Adjusted EBITDA because it reflects our ability to service our debt obligations. We use Free Cash Flow because it measures our ability to generate additional cash from our business operations. Accordingly, we believe presenting these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for first quarter and fiscal year 2026, where adjusted, is provided on a non-GAAP basis. Please see reconciliations of non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(amounts in millions)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2025	2024	2025	2024
	(in millions)		(in millions)
Net income – GAAP	$118	$121	$301	$352
Income tax expense	35	37	92	99
Interest expense, net	23	22	86	98
Debt refinancing expense(1)	—	—	13	—
Depreciation and amortization	35	33	135	129
Costs to execute strategic initiatives(2)	7	—	25	—
CEO transition costs(3)	2	—	15	—
Adjusted EBITDA (Non-GAAP)	$220	$213	$667	$678

(1)Reflects the expense recorded related to our March 2025 Term Loan Facility refinancing.
(2)    Reflects costs related to the execution of cost savings and revenue growth strategic initiatives.
(3)    Reflects compensation and other costs related to the CEO transition effective January 1, 2025.

Reynolds Consumer Products Inc.
Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS
(amounts in millions)

	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$118	210.6	$0.56	$121	210.9	$0.58
Adjustments:
Costs to execute strategic initiatives(1)	6	210.6	0.03	—	—	—
CEO transition costs(1)	1	210.6	—	—	—	—
Adjusted (Non-GAAP)	$125	210.6	$0.59	$121	210.9	$0.58

(1)    Amounts are after tax, calculated based on the applicable tax treatment of each adjustment, using a normalized effective tax rate of 23.3% for deductible items and 0% for non-deductible items.

	Year Ended December 31, 2025			Year Ended December 31, 2024
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$301	210.4	$1.43	$352	210.4	$1.67
Adjustments:
Debt refinancing expense(1)	10	210.4	0.05	—	—	—
Costs to execute strategic initiatives(1)	19	210.4	0.09	—	—	—
CEO transition costs(1)	15	210.4	0.07	—	—	—
Adjusted (Non-GAAP)	$345	210.4	$1.64	$352	210.4	$1.67

(1)    Amounts are after tax, calculated based on the applicable tax treatment of each adjustment, using a normalized     effective tax rate of 23.3% for deductible items and 0% for non-deductible items.

Reynolds Consumer Products Inc.
Reconciliation of Total Debt to Net Debt and Calculation of Net Debt to Trailing Twelve Months Adjusted EBITDA
(amounts in millions, except for Net Debt to Trailing Twelve Months Adjusted EBITDA)

As of December 31, 2025
Current portion of long-term debt	$—
Long-term debt	1,580
Total debt	1,580
Cash and cash equivalents	(147)
Net debt (Non-GAAP)	$1,433
For the twelve months ended December 31, 2025
Adjusted EBITDA (Non-GAAP)	$667

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.1x

As of December 31, 2024
Current portion of long-term debt	$—
Long-term debt	1,686
Total debt	1,686
Cash and cash equivalents	(137)
Net debt (Non-GAAP)	$1,549
For the twelve months ended December 31, 2024
Adjusted EBITDA (Non-GAAP)	$678

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.3x
Reynolds Consumer Products Inc.
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(amounts in millions)

	For the Years Ended December 31
	2025	2024
Net cash provided by operating activities	$477	$489
Acquisition of property, plant and equipment	(161)	(120)
Free cash flow	$316	$369

Reynolds Consumer Products Inc.
Reconciliation of Q1 2026 and FY2026 Net Income Guidance to Adjusted EBITDA Guidance
(amounts in millions)

	Three Months Ended March 31, 2026		Year Ended December 31, 2026
	Low	High	Low	High
Net income (GAAP)	$49	$53	$331	$343
Income tax expense	16	17	108	111
Interest expense, net	21	21	86	86
Depreciation and amortization	34	34	135	135
Adjusted EBITDA	$120	$125	$660	$675